SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material under Rule 14a-12

                           Sonic Jet Performance, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

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      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

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      (2) Form, Schedule or Registration Statement No.:

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


                           Sonic Jet Performance, Inc.
                               15662 Commerce Lane
                       Huntington Beach, California 92649
                                ----------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                ----------------

    We cordially invite you to attend our 2002 Special Meeting of Shareholders, which is being held in lieu of our Annual Meeting. This Special Meeting will be held at 10:00 A.M., California time, on Monday, May 6, 2002, at the Company's corporate headquarters located at 15662 Commerce Lane, Huntington Beach, California 92626, for the following purposes:

        1. To elect three (3) directors to the Board of Directors to hold office for a term of one (1) year and until their respective successors are elected and qualified.

        2. To approve an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 300,000,000.

        3. To approve an amendment to the Company's Bylaws to increase the maximum number of directors from three (3) to five (5).

        4. To consider a proposal to ratify the Company's appointment of Michael Johnson & Co., LLC as the Company's independent auditors.

        5. To transact such other business as may properly come before this Special Meeting or any adjournment thereof.

    The Board of Directors has nominated Madhava Rao Mankal, George Moseman and Scott R. Ervin as the nominees for election to the Board of Directors.

    The Board of Directors has fixed the close of business on March 25, 2002, as the record date for the determination of shareholders entitled to notice of, and to vote at, this Special Meeting.

    You are cordially invited to be present and to vote at this Special Meeting in person. However, you are also requested to sign, date and return the enclosed proxy, whether or not you expect to attend. In the event you have returned a signed proxy, but elect to attend this Special Meeting and vote in person, you will be entitled to vote.


                            By Order of the Board of Directors,


                            /s/     MADHAVA RAO MANKAL
                            ------------------------------
                            Madhava Rao Mankal,
                            President, Chief Financial Officer and Secretary


Huntington Beach, California
March 25, 2002

                           SONIC JET PERFORMANCE, INC.
                               15662 Commerce Lane
                       Huntington Beach, California 92649


                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

    The Board of Directors of Sonic Jet Performance, Inc. (the "Company") is soliciting proxies to be voted at the Special Meeting of Shareholders of the Company to be held on Monday, May 6, 2002, at the Company's corporate headquarters located at 15662 Commerce Lane, Huntington Beach, California, at 10:00 A.M., California time, and at any adjournments thereof (the "Special Meeting" or the "Meeting"), for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders and described herein. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is April 15, 2002.

                               VOTING INFORMATION

Who May Vote

    The Board of Directors of the Company (the "Board of Directors" or the "Board") has fixed the close of business on March 25, 2002, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting (the "Record Date"). The outstanding stock of the Company consists of its common stock ("Common Stock"), its Series B Convertible Preferred Stock (the "Series B Preferred Stock") and its Series C Convertible Preferred Stock (the "Series C Preferred Stock", and sometimes together with the Series B Preferred Stock, the "Preferred Stock"). At the Record Date 28,456,350, shares of Common Stock, ten shares of Series B Preferred Stock and 34 shares of Series C Preferred Stock were outstanding.

    The Preferred Stock will vote together with the Common Stock at the Special Meeting. Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such shareholder. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such Preferred Stock is convertible upon the close of business on the Record Date.

    With respect to the election of directors only (Proposal 1), shareholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees.

Revocability of Proxy

    You may revoke your proxy prior to its exercise. You may do this by (a) delivering to the Secretary of the Company, Madhava Rao Mankal, at or prior to the Special Meeting, an instrument of revocation or another proxy bearing a date or time later than the date or time of the proxy being revoked or (b) voting in person at the Special Meeting. Mere attendance at the Special Meeting will not serve to revoke your proxy.

How Your Shares Will Be Voted

    All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted "FOR": (a) election of each of the Board's nominees for Directors; (b) approval of an amendment to the Articles of Incorporation of the Company to increase the authorized number of shares of the Company's common stock from 100,000,000 to 300,000,000 shares; (c) approval of an amendment to the Company's Bylaws to increase the maximum number of directors from three to five; and (d) ratification of the appointment of Michael Johnson & Co., LLC as the Company's independent auditors. As to any other business that may properly come before the Special Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

Voting, Quorum and Broker Non-Votes

    Shares of Common Stock and Preferred Stock will be counted as present at the Special Meeting if the shareholder is present and votes in person at the Meeting or has properly submitted a proxy card. Shareholders holding at least one-third of the Company's outstanding shares entitled to vote as of the Record Date must be present at the Special Meeting in order to hold the Meeting and conduct business. This is called a quorum. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Special Meeting. The three nominees receiving the highest number of votes "FOR" a director will be elected as directors. This number is called a plurality.

    The affirmative vote of a majority of the voting power of the shares of Common Stock and Preferred Stock present in person or by proxy at the Special Meeting and entitled to vote on each proposal (other than the election of directors) is required for the adoption of each such proposal.

    Abstentions will be counted as votes against any of the proposals as to which a shareholder abstains, but non-votes will have no effect on the voting with respect to any proposal as to which there is a non-vote. A non-vote may occur when a nominee holding shares of Common Stock or Preferred Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Expenses and Method of Solicitation

    The expenses of soliciting proxies for the Special Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, shareholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to shareholders whose Common Stock is held of record by such entities.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

    The following table contains certain information as of the March 4, 2002 regarding all persons who were the beneficial owners of more than 5% of the outstanding shares of Common Stock, Series B Preferred Stock or Series C Preferred Stock, each of the directors of the Company, each nominee for election to become a director, each of the executive officers named in the Summary Compensation Table set forth herein under the caption "Compensation of Executive Officers" (we refer to all these officers as the "Named Executive Officers") and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the SEC, or based upon the actual knowledge of the Company.


                                                                                   Amount and Nature
                                                                              of Beneficial Ownership(1)
                                                                              --------------------------
                                                                               Number of
                                                                                Shares         Right to      Percent of
Name and Address                                                               Owned(2)         Acquire      Class(1)(2)
----------------                                                              -----------      --------      -----------

Common Stock
Principal Shareholders:
Sheikh Mohammed Al Rashid (3) .........................................     4,318,774            --        15.40%
Encore Capital Management, LLC (4) ....................................     5,963,841            --        21.27%
Albert Mardikian (5) ..................................................     7,498,171            --        26.74%
Ashford Capital, LLC (6) ..............................................       564,706     5,614,096        18.36%
e-Fund Capital Partners, LLC (7) ......................................     1,129,412       913,495        7.06%

Officers
Rao Mankal (8) ........................................................          --              --         --
Albert Mardikian (5) ..................................................     7,498,171            --        26.74%
Alan Weaver (9) .......................................................          --              --         --

Directors
Rao Mankal (8) ........................................................          --              --             --
George Moseman (10) ...................................................     250,000              --        *
Scott R. Ervin (11) ...................................................     15,000               --        *
All directors and executive officers as a group (5 persons) ...........     7,763,171            --        27.68%

Series B Convertible Preferred Stock
Ashford Capital, LLC (6)...............................................     10                   --        100%

Series C Convertible Preferred Stock
e-Fund Capital Partners, LLC (7) ......................................     11                   --        32.35%
Noriaki Sasaki (12) ...................................................     16                   --        47.06%
Ashford Capital, KK (13) ..............................................     5                    --        14.71%

------------



   * Less than one percent.

  (1) Subject to applicable community property and similar statutes.

  (2) Includes shares beneficially owned, whether directly or indirectly, individually or together with associates.

  (3) Includes 3,297,097 shares held by Sheikh Rashid, and 1,021,677 shares we are obligated to issue to Sheikh Rashid upon his release of certain liens he has on our assets. The business address of Sheikh Mohammed Al Rashid is P.O. Box 5490, Jeddah, 2422, Kingdom of Saudi Arabia.

(4) Shares of common stock beneficially owned by Encore Capital Management, LLC, represent 2,471,759 shares owned by JNC Strategic Fund, LLC and 1,731,449 shares owned by JNC Opportunity Fund, LLC, and an aggregate of 1,776,633 shares we are obligated to issue to those funds upon their release of certain liens they have on our assets. The business address of Encore Capital Management, LLC is 12007 Sunrise Valley Drive, Suite 460, Reston, Virginia 20191.

(5) Shares of common stock beneficially owned by Mr. Mardikian include 7,147,040 shares held by Sonic Jet Performance, LLC, of which Mr. Mardikian is the sole shareholder, 334,831 shares held by Mr. Mardikian, and 16,300 shares held by MGS Grand Sports, Inc., of which Mr. Mardikian is a majority shareholder. The business address of Mr. Mardikian is 15662 Commerce Lane, Huntington Beach, California 92649.

(6) Shares owned include 564,706 shares owned by Ashford Capital, KK, a Japanese company of which Ashford Capital, LLC, owns a minority interest,
      (2) 5,613,456 shares issuable upon conversion of Series B Preferred Stock held by Ashford Capital, LLC, and (3) 415,225 shares issuable upon conversion of Series C Preferred Stock held by Ashford Capital, KK. The conversion shares referenced above are calculated assuming conversion dates of March 4, 2002. Ashford Capital, LLC, disclaims beneficial ownership of the shares attributable to Ashford Capital, KK. The business address of Ashford Capital, LLC is 1301 Dove Street, Suite 800, Newport Beach, CA. 92660.

(7) Shares of common stock beneficially owned includes 1,129,412 shares owned by e-Fund Capital Partners, Inc, and 913,495 shares issuable upon conversion of Series C Preferred Stock held by e-Fund Capital Partners. The business address of e-Fund Capital Partners, LLC is 301 East Ocean Blvd., Suite 640, Long Beach, CA. 90802.

(8) The business address of Mr. Mankal is 15662 Commerce Lane, Huntington Beach, California 92649.

(9)   The business address of Mr. Weaver 8 Nicosia, Laguna Niguel, California
      92677.

(10) The business address of Mr. Moseman is 23 Loma Avenue, Long Beach, California 90803.

(11) The business address of Mr. Ervin is 4606 Horseshoe Bend, Austin, Texas 78731.

(12) The business address of Noriaki Sasaki is 3-9-1-201 Koishikawa Bunkyo-ku, Tokyo, Japan 112-0002.

(13) The business address of Ashford Capital, KK is 2-5-15 Minami-Azabu, Minato-Ku, Tokyo, Japan.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

    Under the Company's Articles of Incorporation and Bylaws, three persons, Madhava Rao Mankal, Scott R. Ervin, and George Moseman have been nominated by the Board of Directors for election at the Special Meeting to serve a one year term expiring at the annual meeting in 2003, and until their respective successors are elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such election.

    We currently have three directors, all of whose terms expire at the Special Meeting. Each of the nominees presently serves as a director and has served continuously as a director of the Company since the date indicated in his biography below. In the event any nominee is unable to or declines to serve as a director at the time of the Special Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person or persons as may be designated by the present Board of Directors.

    Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of the three nominees listed below. The Board of Directors unanimously recommends a vote for the election of Madhava Rao Mankal, Scott R. Ervin, and George Moseman as directors.

Appointment of Directors

    Pursuant to the Series B Convertible Preferred Stock Purchase Agreement we entered into with Ashford Capital, LLC, we agreed to maintain at least five directors, and that Ashford Capital, LLC, or its assignee, shall have the right to nominate three of the five directors, so long as Ashford or its assignee holds the Series B Convertible Preferred Stock or any shares underlying the same.

Information About the Director Nominees

    The following table sets forth information regarding the nominees, including age on the date of the Special Meeting and business experience during the past five years.


                                        Director
Name                               Age    Since              Principal Occupation and Other Information
----                               ---  --------             ------------------------------------------
Madhava Rao Mankal..............    50    2001      Mr.  Mankal has served as our Chief  Financial  Officer since May
                                                    1999, as our Secretary  since February 2001, and as our President since  January  2002.  Mr.  Mankal has also  served as a director since  December  2001.  Between  September  1994 and May 1999, he
                                                    served  in  various   positions  with  American  Power  Products,
                                                    including, controller and manager of accounting.

Scott R. Ervin..................    47    2002      Mr. Ervin has served as a director since February 2002.  Mr.
                                                    Ervin also served on our board between June and October 2001.
                                                    Between 1999 and the present, he has been an attorney in private practice in Austin, Texas.  Between 1991 and 1999, Mr. Ervin practiced law with the law offices of Dr. A. Abbar, in Jeddah,
                                                    Saudi Arabia.

George Moseman..................    55    2001      Mr. Moseman has served as a director since December 2001.  Since
                                                    1999 he has worked as a private investment banker and a
                                                    financial consultant specializing in foreign companies
                                                    attempting to establish a presence in the United States.
                                                    Between 1998 and 1999, Mr. Moseman served as national marketing director of Lamborghini of North America.  Between 1997 and
                                                    1998, he served as our Marketing Director, and between 1996 and
                                                    1997 he was a partner with Tradeway Securities.

Information with Respect to Our Executive Officers

    Madhava Rao Mankal is the sole executive officer of the Company, serving as President, Chief Financial Officer and Secretary. Mr. Mankal is also a director of the Company, and his business biography is referenced above. Our executive officers are elected by, and serve at the pleasure of, the Board of Directors.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS

    The Board of Directors manages our business. It establishes overall policies and standards for the Company and reviews the performance of management. The directors are kept informed of our operations at meetings of the Board through reports and analyses from, and discussions with, management. The Board of Directors has not established any committees.

    During the fiscal year ended December 31, 2001 (the "Fiscal Year" or "Fiscal 2001"), the Board of Directors met on two (2) occasions.

    None of the incumbent directors served as a director at the time of any board meeting held during the Fiscal Year.

    Directors are not paid any fees or remuneration, as such, for their service on the Board.

       APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                                  (Proposal 2)


Introduction

    The Company's Board of Directors has approved a proposal to amend our Articles of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 300,000,000. We are submitting the proposal to you, the shareholders, for approval. The proposed increase in the authorized number of shares of common stock will take effect, if at all, after it is approved by you and after we file an Articles of Amendment, in the form attached hereto as Appendix A, with the Secretary of State of the State of Colorado. We expect that, if the proposal is approved by you, the Articles of Amendment will be filed promptly following the Special Meeting.

Purpose of Share Increase

    The proposed increase in the authorized number of shares of common stock has been approved by the Board of Directors to make additional shares of common stock available for issuance. The Board took this action because it intends to raise additional capital for the Company through the issuance of Common Stock, or other securities convertible into Common Stock.


    Accordingly, the Board of Directors is asking that the shareholders approve the proposed amendment to the Company's Articles of Incorporation to effectuate the increase in the authorized number of shares of Common Stock. A vote in favor of Proposal Two (the "Share Increase Proposal") will be a vote for approval of the proposed increase in the authorized number of shares of Common Stock from 100,000,000 to 300,000,000, and for granting authority to the Board of Directors to effectuate the share increase.

    The Board of Directors unanimously recommends a vote in favor of the Share Increase Proposal.


Implementation of Share Increase

    If the shareholders approve the Share Increase Proposal, the Board would direct management of the Company, as soon thereafter as is practicable, to file an Amendment to the Company's Articles of Incorporation, substantially in the form attached hereto as Appendix A, with the Secretary of State of the State of Colorado (the "Share Increase Amendment").

Reasons for Share Increase -- Advantages

    The Board of Directors is in the process of raising additional capital for the Company to help fund operating expenses and achieve the Company's business plan. As of March 4, 2002, we had 36,479,046 shares of common stock outstanding, on a fully diluted basis, which included 25,234,751 shares of common stock issued and outstanding, 1,021,677 and 1,776,633 shares of common stock we are obligated to issue respectively, to Sheikh Mohammed Al Rashid and Encore Capital Management, LLC, upon their satisfaction of certain conditions, 5,613,456 shares of common stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock, and 2,823,529 shares of common stock issuable upon conversion of the shares of Series C Convertible Preferred Stock outstanding as of that date. Therefore, as of March 4, 2002, 63,520,954 shares of common stock were available for issuance. The Board of Directors believes that an increase in the authorized number of shares of common stock is desirable so additional shares of common stock are available for issuance in connection with the Company's capital raising efforts.

Reasons Against Share Increase -- Disadvantages

    Even though the Board of Directors believes that the potential advantages of the share increase outweigh any disadvantages that might result, there are possible disadvantages of a share increase.

    The Board intends to issue a portion of the additional authorized but unissued shares of Common Stock, without further shareholder approval. This could substantially dilute the holders of the Common Stock. In addition, an increased number of authorized but unissued shares of the Common Stock, may be construed as having an anti-takeover effect, although neither the Board of Directors nor our management views this proposal in that perspective. However, the Board of Directors could use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of the Company by, for example, privately placing shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of the Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure than any proposal to amend or repeal the Company's by-laws or certain provisions of the Company's Articles of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company if such transaction were opposed by the Board of Directors.

Form of Articles of Amendment to Articles of Incorporation

    The form of the Share Increase Amendment to the Articles of Incorporation is included as Appendix A to this Proxy Statement.

No Dissenters' Rights

    The holders of shares of the Common Stock have no dissenters' rights of appraisal under Colorado law, our Articles of Incorporation or our by-laws with respect to the proposed Amendment to the Company's Articles of Incorporation or the increase in the authorized number of shares of Common Stock.

               APPROVAL OF INCREASE IN MAXIMUM NUMBER OF DIRECTORS
                                  (Proposal 3)


Introduction

    The Company's Board of Directors has approved a proposal to amend Articles III, Section 2, of our Bylaws to increase the maximum number of directors that may serve on our board from three (3) to five (5). The proposed amendment would amend Article III, Section 2 of the Bylaws to read as follows:

                  "Section 2. Number, Qualifications and Tenure. The number of directors of the corporation shall be fixed from time to time by the board of directors, within a range of no less than one or more than five. A director shall be a natural person who is eighteen years of age or older. A director need not be a resident of Colorado or a shareholder of the corporation.

                  Directors shall be elected at each annual meeting of shareholders. Each director shall hold office until the next annual meeting of shareholders following his election and thereafter until his successor shall have been elected and qualified. Directors shall be removed in the manner provided by the Colorado Business Corporation Act."


    We are submitting the proposal to you, the shareholders, for approval. The proposed increase in the maximum number of directors will take effect, if at all, after it is approved by you.

Purpose of Increase in Maximum Number of Directors

    The Bylaws currently allow us to have no less than one and up to three directors. The proposed increase in the maximum number of directors has been approved by the Board of Directors primarily to enable us to meet our obligation under the Series B Convertible Preferred Stock Purchase Agreement we entered into on December 27, 2001, under which we agreed to maintain at least five directors on our board, three of which the holder of the Series B Preferred Stock may nominate.

    The Board of Directors unanimously recommends a vote in favor of the Increase in the maximum number of directors permitted to serve on the board.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                  (Proposal 4)

Selection of Independent Auditors

    The Board has selected Michael Johnson & Co., LLC as the Company's independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Special Meeting.

    Shareholder ratification of the selection of Michael Johnson & Co., LLC as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Michael Johnson & Co., LLC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting will be required to ratify the selection of Michael Johnson & Co., LLC as the Company's independent auditors.

    A representative of Michael Johnson & Co., LLC is not expected to be present at the Meeting.

    The board of directors unanimously recommends a vote in favor of the ratification of the appointment of Michael Johnson & Co., LLC as the Company's independent auditors.

Relationship of the Company with Independent Public Accountants

    Fees billed by Michael Johnson & Co., LLC for the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001 totaled $10,000 plus $1,030 in travel expenses. No other fees were billed to the Company by Michael Johnson & Co., LLC.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table summarizes the compensation earned by or paid to Albert Mardikian and Alan Weaver, each of whom served as our chief executive officer during 2001, and Madhava Rao Mankal, who served as our Chief Financial Officer and Secretary during 2001. No other persons served as executive officers during 2001. We refer to these individuals as our named executive officers in other parts of this proxy.


                           Summary Compensation Table
                                                                                                         Long-term
                                                                                                       Compensation
                                                                                                          Awards
                                                       Annual Compensation            Other Annual  Shares Underlying
Name and Principal Position                  Fiscal Year   Salary($)     Bonus($)     Compensation       Options(#)
---------------------------                 -------------------------  ------------  ------------------------------
------------------------------------------- ------------ ------------- ------------- -------------- ------------------
Madhava Rao Mankal                             2001        $35,208         --         $29,792(2)           __
    (1).................
    President,   Chief  Financial  Officer
    and Secretary

------------------------------------------- ------------ ------------- ------------- -------------- ------------------
                                               2000        $65,000         --             --           10,000 (3)
------------------------------------------- ------------ ------------- ------------- -------------- ------------------
                                               1999        $41,410         --             --               --
------------------------------------------- ------------ ------------- ------------- -------------- ------------------

------------------------------------------- ------------ ------------- ------------- -------------- ------------------
Albert Mardikian (4)...................        2001        $65,153         --          $3,495(2)           --
------------------------------------------- ------------ ------------- ------------- -------------- ------------------
    Design  Director,  President and Chief     2000      $112,372(5)       --            -----             --
    Executive   Officer  of  International
    Operations,  and former  interim Chief
    Executive Office
------------------------------------------- ------------ ------------- ------------- -------------- ------------------
                                               1999        $120,000        --                              --
------------------------------------------- ------------ ------------- ------------- -------------- ------------------
                                                                                                            --
------------------------------------------- ------------ ------------- ------------- -------------- ------------------
Alan Weaver (6) CEO ...................        2001         $9,711         --             --               --
------------------------------------------- ------------ ------------- ------------- -------------- ------------------
    Former  President and Chief  Executive     2000        $127,586        --             --               --
    Officer
------------------------------------------- ------------ ------------- ------------- -------------- ------------------
------------------------------------------- ------------ ------------- ------------- -------------- ------------------

----------


(1)  Mr. Mankal was appointed President on January 2, 2002.

(2) Represents payments in exchange for services reported pursuant to IRS Form 1099.

(3) Represents stock options issued on May 1, 2001, all of which Mr. Mankal voluntarily cancelled in December 2001.

(4) Mr. Mardikian served as our Interim Chief Executive Officer from February 2001 to October 2001.

(5) Represents salary in cash and 26,667 shares in lieu of $60,000 salary for 1999.

(6) Mr. Weaver served as our Chief Executive Officer from July 2000 to January 2001.


Stock Options

    No stock options were granted or exercised during the fiscal year ended December 31, 2001. The only options held by an executive officer or director, included 10,000 options granted to Mr. Mankal on May 1, 2000. Mr. Mankal voluntarily cancelled those options on December 31, 2001, as of which date they were out-of-the-money.

Employment Contracts

         On January 2, 2002, we entered into an at-will employment agreement with Mr. Mankal. The agreement provides for an annual base salary of $64,800, and an annual bonus of up to 25% of Mr. Mankal's annual base salary based on the

Company's achievement of certain earnings and positive cash flow targets, to be established by the board. We also granted him 250,000 shares of common stock that vest in two equal yearly installments. The shares were issued at fair market value of the common stock on the date issued.



                     TRANSACTIONS WITH MANAGEMENT AND OTHERS


Transactions Related to Albert Mardikian

Huntington Beach Lease

On February 1, 1999, we entered into a three-year lease agreement with MGS Grand Sport, Inc., for our facility in Huntington Beach, California. Our lease expired in February 2002, and converted to a month-to-month term. When we entered into the lease, Albert Mardikian, the majority shareholder, a director and officer of MGS Grand Sport, Inc., beneficially owned over 20% of our common stock through his ownership of Sonic Jet Performance, LLC. Throughout the lease term, Mr. Mardikian has served as our director of design, and chairman and chief executive officer of our international operations. In addition, between January and November 2001, Mr. Mardikian was our interim chief executive officer, and between March and October 2001, he was a director. Mr. Mardikian's son, Alex Mardikian served as our Chief Executive Officer from November 1998 through October 1999, and as a director between July 1998 and July 2000. In addition, Mr. Mardikian's brother, wife and brother-in-law, are minority shareholders and directors of, and his brother and wife are officers of, MGS Grand Sport, Inc.

We paid MGS Grand Sport, Inc., $97,500 for rent due during fiscal 2000.

To satisfy our obligation to pay $81,700 for rent due during fiscal 2001, we paid MGS Grand Sport, Inc., $58,125, transferred it one of our Vortex recreational boats in settlement of $16,000, and issued it 38,125 shares of common stock in satisfaction of the remaining $7,625. We also issued MGS Grand Sport, Inc., 14,310 shares of common stock to compensate it for fiscal 2001 property taxes it paid on our behalf.

Between January 1, 2002 and February 20, 2002, we paid MGS Grand Sport, Inc., $13,500 for rent due during fiscal 2002.

License Agreements

Patents awarded to Mr. Mardikian protect the designs and certain components of our boats. On November 24, 1999, Mr. Mardikian granted us exclusive licenses, until November 18, 2003, to use those patents and related rights. We owed Mr. Mardikian $24,000 in royalties for 2000, which we satisfied by issuing him 10,765 shares of common stock. We owed him $46,138 in royalties for 2001, which we satisfied by issuing him 36,910 shares of common stock.

On December 27, 2001, to induce Ashford Capital, LLC to purchase our Series B preferred stock, Mr. Mardikian offered to assign his watercraft related patents to Mardikian Marine Design, LLC, an entity owned by Mr. Mardikian and a principal of Ashford Capital, LLC. To facilitate the assignment, on December 27, 2001, we terminated our license agreements with Mr. Mardikian and entered into an exclusive license with Mardikian Marine Design, LLC, to use the patent rights through December 30, 2011. Each year of the term of the license, we must pay Mardikian Marine Design as royalties, a percentage of our gross revenue that results from the sale of our products that incorporate or include any of Mr. Mardikian's designs. We are obligated to pay (1) four percent of the first $3 million is gross revenues, (2) three percent of gross revenues over $3 million but below $5 million, (3) two percent of gross revenue over $5 million and under $10 million, and (4) one percent of any gross revenue in excess of $10 million. We can pay the royalties to Mardikian Marine Design in cash or stock, at our discretion. In addition we have agreed to a minimum payment of $60,000 per year.

In connection with the license grant, we agreed to indemnify Mardikian Marine Design, LLC, and its members individually, including Mr. Mardikian and the principal of Ashford Capital, LLC, from and against any liability related to environmental contamination or damage caused by us or our violation of any environmental laws.

Other Transactions

In connection with the sale of our Series B preferred stock to Ashford Capital, LLC, Mr. Mardikian agreed to enter into an employment agreement, and a non-compete and non-disclosure agreement with us. We are in the process of negotiating and finalizing those agreements.

On June 29, 2001, we issued Mr. Mardikian 5,654 shares of our common stock in exchange for $7,067 in business-related expenses we owed him.

As a condition to the issuance to Mr. Mardikian of 42,564 shares of common stock on June 29, 2001, in exchange for his cancellation of our obligation to pay him $46,138 for past due royalties and $7,067 for business expenses, we agreed that if we were unable to obtain $500,000 in capital infusions by August 22, 2002, Mr. Mardikian could convert those shares back into debt. On December 20, 2001, in exchange for a general release of claims from Mr. Mardikian, including his right to covert those shares into debt, we agreed that when we receive a total of $500,000 in capital infusions, we would issue Mr. Mardikian a number of shares of common stock which when added to his holdings as of December 20, 2001, would equal 20% of our outstanding common stock. As of February 15, 2002, the time we met that condition, Mr. Mardikian still owned more than 20% of our common stock and therefore is not entitled to receive any additional shares.

In 2001, in a wrongful termination lawsuit filed against us and MGS Grand Sport, Inc., we agreed to reimburse MGS Grand Sport, Inc. for $2,950 in legal fees it paid for its defense. In lieu of paying cash, we issued MGS Grand Sport, Inc., 2,360 shares of common stock.

Between September and November 2001, MBZ West, Inc., an entity owned by Mr. Mardikian's nephew, loaned us approximately $110,926 at an interest rate of 4% per month, or 48% per annum. Between September and November 2001, we paid an aggregate of $115,863 for the principal and interest that had accrued on the loan.

We own 45% of Dalian Sonic Jet Co., Ltd., a joint venture company that Sonic Jet Performance, LLC, our predecessor in interest, and two partners, formed in May 1998, under the laws of the People's Republic of China. We formed the joint venture to manufacture boat shells in China. The joint venture agreement provided for the payment to Mr. Mardikian of 2% of the profit resulting from the joint venture's sales. Because of disagreements between the partners, Dalian Sonic Jet Co., Ltd., discontinued operations in June 2000, and Mr. Mardikian has not received any royalty payments since 1999.

All of the June 29, 2001, issuances of common stock described above, had an effective issue price of $1.25 per share. The market price of our common stock on that day was $0.17.

Transactions with JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd.

On November 27, 1999, we entered into a loan transaction with JNC Opportunity Fund, Ltd. In exchange for $1.25 million, we issued JNC Opportunity Fund, Ltd. a $1.25 million promissory note and warrants to purchase 1.25 million shares of our common stock. We also issued a related entity, JNC Strategic Fund, Ltd., 1,600 shares of Series A preferred stock. In each of March, May, September, October and November of 2000, in exchange for additional advances, we issued JNC Opportunity Fund, Ltd. promissory notes in the aggregate amount of $1.45 million and warrants to purchase an aggregate of 1.45 shares of common stock. Encore Capital Management, Inc. controls both JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd. At the time of each additional advance, Neil Chau, a principle of Encore Capital Management, LLC, served on our board of directors.

On June 29, 2001, we converted $3,069,699 in principal and interest due under the promissory notes issued to JNC Opportunity Fund, Ltd., into 2,455,759 shares of our common stock. We also issued JNC Opportunity Fund, Ltd. 16,000 shares of common stock to compensate it for certain legal expenses related to the loan transaction that we had agreed to pay. On the same day, we converted the 1,600 shares of Series A preferred stock held by JNC Strategic Fund, Ltd., into 1,731,449 shares of common stock. We issued all of these shares at an effective issue price of $1.25 per share.

The issuances resulted in the JNC funds collectively holding approximately 22% of our outstanding common stock. The conversions were effected on the condition that if we were unable to raise $500,000 in capital infusions by August 22, 2002, JNC Opportunity Fund, LLC and JNC Strategic Fund, LLC, could reconvert the shares back into debt and Series A preferred stock, respectively.

On December 20, 2001, in exchange for a general release of claims from Encore Capital Management, LLC and the JNC funds, we agreed that when we receive a total of $500,000 in capital infusions, we would issue the JNC funds a number of shares of common stock which when added to their holdings as of December 20, 2001, would equal 18% of our outstanding common stock. As of February 15, 2002, we had raised the $500,000. To satisfy our obligation, we intend to issue the JNC funds 1,776,633 shares of our common stock.

Transactions with Sheikh Mohammed Al Rashid

On June 29, 2001, we issued 697,097 shares of our common stock to Sheikh Mohammed Al Rashid, in lieu of paying $808,871 in principle and interest due under a promissory note we issued to him in May 1999. On June 29, 2001, we also issued Sheikh Mohammed Al Rashid 50,000 shares in satisfaction of a $250,000 debt a third party owed him. We agreed to pay the debt as part of our settlement of a lawsuit filed against us by the third party, and issued the shares at an effective issue price of $1.25 per share.

On December 21, 2001, in exchange for a general release of claims, we agreed that when we receive a total of $500,000 in capital infusions, we would issue Sheikh Mohammed Al Rashid a number of shares of common stock which when added to his holdings as of December 20, 2001, would equal 13% of our outstanding common stock. As of February 15, 2002, we had raised the $500,000. To satisfy our obligation, we intend to issue Sheikh Mohammed Al Rashid 1,021,677 shares of common stock.

At the time of each of these transactions, Sheikh Mohammed Al Rashid beneficially owned at least 18% of our outstanding common stock. In addition, Sheikh Mohammed Al Rashid served as a director between April 1999 and February 2002.

Other Transactions

In 1998, Sonic Jet Performance, LLC, our predecessor-in-interest, loaned $75,683 to Sonic Marketing International, LLC. On June 30, 2000, we wrote off the debt as uncollectable. Alex Mardikian, the son of Albert Mardikian, and Majid Al Rashid, the son of Sheikh Mohammed Al Rashid, were the sole shareholders, directors and officers of Sonic Marketing International, LLC.

On December 27, 2001, in connection with the sale of five shares of our Series C preferred stock to e-Fund Capital Partners, LLC, we entered into a six month consulting agreement with Barrett Evans, a principal at e-Fund Capital Partners, Inc. Under the agreement, Mr. Evans agreed to provide us with business consulting services in exchange for 1 million shares of common stock that we have issued. As of March 4, 2002, e-Fund Capital Partners, LLC held approximately 7% of our outstanding common stock on a fully diluted basis, including 1,129,412 shares of common stock and 11 shares of Series C preferred stock which as of March 4, 2002, were convertible into 913,495 shares of common stock.

In January 2002, Ashford Capital, KK purchased 7 shares of our Series C preferred stock for an aggregate purchase price of $70,000. It converted two of the preferred shares into 564,706 shares of our common stock. Ashford Capital, LLC, the holder of our Series B preferred stock, owns a minority interest in Ashford Capital, KK.


Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on review of the copies of such reports furnished to us, our officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements except as set forth below:

    Neither Scott R. Ervin nor George Moseman filed a Form 3 upon their appoint-ment as directors of the Company.

    Albert Mardikian did not file a Form 4 or 5 reporting the issuance in July 2001, of shares of common stock to Sonic Jet Performance, LLC, an entity that he controls and which owns over 20% of our outstanding common stock.

    Sheikh Mohammed Al Rashid, Albert Mardikian, Alan Weaver, James Chau and Neil Chau did not file a Form 4 or 5 reporting they are no longer subject to
Section 16 reporting requirements.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

   Shareholders are advised that any shareholder proposal intended for consideration at the next Annual Meeting must be received by the Company at the address set forth on the first page of this Proxy Statement no later than December 27, 2002, to be included in the proxy material for the 2003 Annual Meeting. It is recommended that shareholders submitting proposals direct them to the Secretary of the Company and utilize certified mail, return-receipt requested in order to ensure timely delivery.


                                  ANNUAL REPORT

    You may obtain, without charge, a copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-KSB, but we will charge a reasonable fee to shareholders requesting such exhibits. You should direct your request in writing to us at the address of the Company set forth on the first page of this Proxy Statement, attention: Madhava Rao Mankal, Secretary.

                                  OTHER MATTERS

    The Board of Directors does not intend to present any items of business other than those stated in the Notice of Special Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.


                             By Order of the Board of Directors,



                             /s/ MADHAVA RAO MANKAL
                             ---------------------------------
                             Madhava Rao Mankal
                             President, Chief Financial Officer,
                             Secretary and Director (Principal Executive Officer
                              and Principal Financial and Accounting Officer)


Huntington Beach, California
March 27, 2002

                                                                      APPENDIX A

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                           SONIC JET PERFORMANCE, INC.


              The undersigned, Madhava Rao Mankal, hereby certifies as follows:

1. He is the duly elected, qualified and acting President, Chief Financial Officer and Secretary of Sonic Jet Performance, Inc., a corporation organized and existing under the Corporations and Associations Code of the State of Colorado (the "Corporation ").

2.  The name of the corporation is Sonic Jet Performance, Inc.

3. Article Third of the Articles of Incorporation is hereby amended to read as follows:

                           THIRD: The aggregate number of shares which the
                  corporation shall have authority to issue is three hundred ten million (310,000,000) shares of which a portion shall be common stock and a portion shall be preferred stock, all as described below.

                                    A. Common Stock. The aggregate number of
                  common shares which the corporation shall have the authority to issue is three hundred million (300,000,000), which shares shall be designated "Common Stock." Subject to all the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation, including, but not limited to, the following rights and privileges:

                                            (a)  dividends may be declared and
                  paid or set apart for payment on the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

                                            (b) the holders of Common Stock
                  shall have unlimited voting rights, including the right to vote for the election of directors and on all other matters requiring stockholder action. Each holder of Common Stock shall have one vote for each share of Common Stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each holder of Common Stock shall have as many votes for each share of Common Stock held by him as there are directors to be elected and for whose election the holder of Common Stock has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

                                            (c) on the voluntary or involuntary
                  liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all of its obligations and amounts payable in liquidation, dissolu-tion or winding up, and subject to the rights of the holders of Preferred Stock, if any, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock.

                                    B. Preferred Stock. The aggregate number of
                  preferred shares which this corporation shall have the authority to issue is ten million (10,000,000) shares, each with no par value, which shares shall be designated "Preferred Stock." Shares of Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of the Preferred Stock. Each such series shall have distinctive serial designations. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as provided by Colorado law. Before issuing any shares of a class or series, the corporation shall deliver to the secretary of state for filing articles of amendment to these articles of incorporation that set forth information required by Colorado law, including but not limited to, the designations, preferences, limitations, and relative rights of the class or series of shares.

                                    C. Voting. Unless otherwise ordered by a
                  court of competent jurisdiction, at all meetings of sharehold-ers one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

4. The amendment set forth herein was duly approved and adopted by the Board of Directors of this Corporation on March 11, 2002.

5. The amendment set forth herein was duly approved by the shareholders of this Corporation on May 6, 2002.

6. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

              IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Madhava Rao Mankal, its President, Chief Financial Officer and Secretary, this 27th day of March, 2002.


                                           /s/ Madhava Rao Mankal
                                           -------------------------------
                                           Madhava Rao Mankal, President
                                           Chief Financial Officer and Secretary